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EXHIBIT 11.1
COMPUTATION OF EARNINGS PER SHARE
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

                                                  Three Months Ended              Nine Months Ended
                                                     September 30                     September 30
                                                 1996           1997             1996           1997


Net Income (loss)                             $2,675,594     $3,506,220     $4,757,189     $9,468,100


Weighted average shares outstanding            7,243,547      7,427,576      7,207,278      7,380,684
Number of shares calculated using the
Treasury stock method in accordance
With APB15                                       648,155        524,022        619,656        535,698
                                               ---------      ---------      ---------      ---------

Total weighted average shares outstanding      7,891,702      7,951,598      7,826,934      7,916,382

Earnings per share (loss)                     $      .34     $      .44     $      .61     $     1.20
                                               =========      =========      =========      =========
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THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION FROM THE COMPANY'S
CONSOLIDATED STATEMENTS OF EARNINGS AND CONSOLIDATED BALANCE SHEET AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.